Execution Copy

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of October 9, 2007 (this “Agreement”), by and between Omnia Luo Group Limited, a British Virgin Islands company (the “Assignor”), and Wentworth II, Inc., a Delaware Corporation (the “Assignee”).

WITNESSETH

WHEREAS the Assignor is a party to the agreements listed on Schedule A attached hereto (each, an “Agreement” and, collectively, the “Agreements”);

WHEREAS the Assignor has indicated an intention to assign its interests and obligations under the Agreements to the Assignee;

WHEREAS the Assignee has agreed to become the successor to the Assignor under the Agreements;

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1. Assignment and Assumption:

(a) The Assignor hereby grants, assigns, conveys, sets over and delivers to the Assignee and its successors and assigns all of its right, title and interest to, and its obligations under each of the Agreements.

(b) In consideration of the assignment made herein to the Assignee, the Assignee hereby assumes and agrees to pay, perform and observe in full all covenants, agreements, and obligations of the Assignor under each of the Agreements.

2. Successors and Assigns. This provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

3. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written in paragraph 1.

OMNIA LUO GROUP LIMITED

By:
Name:
Title:

WENTWORTH II, INC.

By:
Name:
Title:

SCHEDULE 1

1. Shareholders Agreement, dated as of December 15, 2006, by and among Omnia Luo Limited, Existing Shareholders (as such term is defined therein), and the Preferred Share Investors (as such term is defined therein), as modified and amended by those certain Amendment Agreements with the Preferred Share Investors, each dated as of October 4, 2007.

2. Preferred Stock Purchase Agreement, dated as of December 15, 2006, by and among Omnia Luo Group Limited, Luo Zheng, and JAIC-Crosby Greater China Investment Fund Limited, as modified and amended by that certain Amendment Agreement with JAIC-Crosby Greater China Investment Fund Limited, dated as of October 4, 2007.

3.  Preferred Stock Purchase Agreements, dated as of December 15, 2006, by and among Omnia Luo Group Limited, Luo Zheng, and certain other purchasers of Preferred Shares of Omnia Luo Group Limited, as modified and amended by certain Amendment Agreements with such purchasers dated as of October 4, 2007.